AGREEMENT

     AGREEMENT made as of the 2nd day of January, 1997 (the "Effective Date"), by and among Natural Health Trends Corp. ("NHTC"), Health Wellness Nationwide Corporation ('Health Welness"), both of which are Florida corporations having offices at 2001 West Sample Road, suite 318, Pompano Beach, Florida 33064, and Samantha Haimes ("Mrs. Haimes") and Leonard Haimes, M.D. ("Dr. Haimes"), both residing at 7356 Mahogany Court, Boca Raton, Florida (Dr. Haimes and Mrs. Haimes are sometimes collectively referted to as the "Haimeses").

                                   WITNESSETH

     WHEREAS, Mrs. Haimes and Dr. Haimes have each previously entered into separate Employment Agreements, each dated January 18, 1996, f'or a term of three (3) years (collectively, the "Employment Agreements" and individlally the "Employment Agreement");

     WHEREAS, Health Wellness and Mrs. Haimes have previously entered into an I Amendment to Mrs. Haimes' Employment Agreement dated June , 1996 (the "June Amendment"); and

     WHEREAS, NHTC and Health WeIlness and Mrs. Haimes and Dr. Haimes have irreconciliable differences with each other.

     NOW THEREFORE, in mutual consideration as hereinafter set forth, the parties heretofore agree as follows:


1. Termination.

     1.1 Each of the Employment Agreements together wth the June Amendment are hereby terminated and canceled. This Agreement represents the sole Employment agreement among the parties, and the parties shall have no obligations, rights or duties to the other parties to this Agreement, except as otherwise provided herein.

     1.2 Upon the execution of this Agreement, Dr. Haimes shall (i) submit his resignation from the Board of Directors of NHTC to the Board of Directors of NHTC, and (ii) resign as President of Health Wellness. The Board of Directors shall ratify and approve this agreement both for Health Wellness and NHTC.

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2. Leonard Haimes.

     2.1 As of the Effective Date Dr. Haimes will be an employee of Health Wellness and NHTC, as provided herein, for a term of two (2) years, commencing on the Effective Date through the close of business on December 31, 1998.

     2.2 Health Wellness shall pay a salary to Dr. Haimes of $90,000 per annum, payable weekly for which Dr. Haimes shall render medical consulting services and patient care to Health Wellness on Tuesday and Wednesday of each week, for a total of one hundred four (104) days per year with hours from 9:00 a.m. to 5:00 p.m. with one hour for lunch. It is further agreed that If Dr. Haimes is unable to render services on such designeated days due to his illness or work referenced below of for any other reason of unavailability, he shall make up such days as soon as is practicable. In the event that Dr. H'aimes does not perform services for at least one hundred four (104) days in any calendar year for Healthh Wellness, Dr. Haimes shall be required to immediatly reimburse Health Wellness by the 15th day of January succeeding the previous year for compensation he previously received for such days. Dr. Haimes further agrees to perform up to an additional twenty (20) days of non-office medical or business related work for Health Wellness and NHTC, provided that he is compensated at the rate of $865.39 per day payable weekly. If Dr. Haimes is required to travel for the purpose of Health Wellness business his reasonable documented out-of-pocket travel expenses will be reimbursed by Health Wellness or NHTC within 10 days of presentment of expenses.

     2.3 Dr. Haimes shall be employed by Health Wellness as a practicing physician engaged in the practice of medicine, with a specific obligation to provide care for patients at the facility of Health Wellness, located at 7300 North Federal Highway, Boca Raton, Florida. Further, Dr. Haimes shall perform such care of patients and such other duties as are consistent with his medical career and the direction of the Director of Operations or Health Wellness, the Board of Directors of NHTC and/or its executive officers. Matters considered by either party to have consequences shall be in writting.

     2.4 Dr. Haimes shall be entitled to participate in NHTC's medical insurarce plan as currently provided by Principal Health Care of Florida or as otherwise provided by NHTC to its employees. In addition to payment of Dr. and Mrs. Haimes' medical insurance and malpractice insurance, NHTC will pay premiums for the exsisting life insurance policy, during the term of Dr. Haimes' employment, on the life of Dr. Haimes in the amount of S 1,000,000 provided that he continues to be insurable at or about the current rate with Mrs. Haimes as beneficiary and owner of the policy.

     2.5 In the event of the death of either Samantha Haimes or Dr. Haimes, the salary payable hereunder shall be paid to the estate or trust of the deceased employee for the term of this Agreement. Health Wellness shall have the eight to procure life insuranc, f or its benefit on the lives of each of the Haimeses and the Haimeses agree to cooperate with Health Wellness in obtaining such insurance.

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

3. In the event that Dr. Haimes fails to follow the written direction of the Director of Operations of Health Weliness, the Board of Directors of NHTC and/or its executive officers without good cause, or he engages in any illegal activity pursuant to the laws of the State of Florida or any Federal Laws (medical), or his license to practice medicine is revoked or suspended, NHTC's obligations pursuant to this Agreement shall be terminated. Nothing herein contained shall terminate Dr. Haimes' obligations pursuant to Section 5, 6, and 7 of this Agreement.


4. Samantha Haimes

     4.1 Mrs. Haimes shall be retained as a consultant, independent contractor, to NHTC and Health Wellness. As such consultant, she will render services to NHTC and/or Health Wellness at the direction of the Board of Directors of NHTC and/or its Chief Executive Officer. In no event shall such consulting services be required of Mrs. Haimes for a period of more than one day per month. However, notwithstanding the foregoing, there is no obligation on behalf of either Health Wellness or NHTC to require consulting services to be performed by Mrs. Haimes, nor is it a condition of payments, hereinafter set forth, to be made to her during the term of two 2) years from the date thereof.

     4.2 As compensation for such consulting services, Mrs.. Haimes shall be paid $310,000 per annum payable in weekly installments.

     4.3 Ms. Haimes shall be an independent contractor, and this Agreement shall not be construed as creating any partnership, joint venture or any other form of joint operation or organization wherein the parties hereto are deemed to be partners, or to cause NHTC or Health Wellness to be responsible in any way for the debts, liabilities or obligations of Mrs. Haimes or any other party. Mrs. Haimes shall receive health insurance. As consideration of termination of her Employment Agreement with Health Wellness and NHTC, Mrs. Haimes shall receive 20,000 shares of stock of NHTC together with 2% of the gross revenues up to $2,000,000 of the medicine and Lifestyles Clinic located solely at its clinic at 7300 North Federal Highway, (all suites), Boca Raton, Florida for a period of five years commencing January 1, 1999 through December 1,2003. This provision shall survive through December 31, 2003. The salaries in paragraphs 2.2, 4.2, and 4.4 are based upon annual revenues from the operation of the clinic located at 7300 North Federal Highway, Boca Raton, Florida, excluding revenue from Rejuvenation Unlimited. If said gross annual revenue is less than $ 1.0 million, then the payments due pursuant to section 2,2, 4,2, and 4.4 shall be equal to thirty three and one third (33 1/3'%) percent multiplied by such gross revenues. Within ten (10) days of the date of the calculation, the Haimeses shall make a payment to NHTC equal to the difference between the aggregate amounts received by the Haimeses for such period less the result of the calculation. Thereafter, the payments due to the Haimeses pursuant to Sections 2.2, 4.2, and 4.4 shall be based upon the result of the calculation, provided, however, in no event shall the payments due to the Haimeses be increased to an amount exceeding the amounts presently set forth in Sections 2.2, 4.2, and 4.4. This calculation shall be made twice annually. The accounting practices shall remain the same and no business or patients shall be transferred or referred to other clinics.

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5. Global Settlement.  The parties agree that in calculating and debiting monies due each other to the other, that both parties agree that numbers do not warrant an accounting as they (the numbers) are approximately equal. The parties agree that with the payment of the February lease payment for the 1996 red Mercedes Benz 320 SL and the payment of approximately $ 6,000.00 for the salary of Mike Manzel NHTC through February 14, 1997, Dr. and Mrs. Haimes shall not owe monies to NHTC and NHTC shall not owe monies to Dr. and Mrs. Haimes except the salaries set forth herein. 5.1 Title VII. The Haimeses hereby release Health Wellness and NHTC from any claims under the Age Discrimination in Employment Act of 1967 and Title VII of the Civil Rights Act of 1964, as amended.

     5.2 Advice of Counsel. The Haimeses acknowledge and agree that they have had at least seven (7) days from the date that they first received this Agreement to obtain the advice and counsel of the legal representatives of their choice concerning it and its terms and to decide whether to agree to it and each of its terms. The Haimeses acknowledge that they have taken advantage of this opportunity to obtain legal advice from their attorney, have carefully read and fully understand all of the provisions of this Agreement, and that they are entering into this Agreement knowingly and voluntarily in exchange for good and variable consideration. In addition, the Haimeses acknowledge that they shall have an additional twenty one (21) days from the date hereof to further consult with their attorney and shall have the right to revoke this Agreement through such as provided in Section 5.3.

     5.3 Revocation. Each of the Haimeses understands and agrees that they have twenty one (21) calendar days after they sign this Agreement to revoke it, and this Agreement shall not become effective and enforceable until after the passage of this twenty one (21) day period.


6. Confidential Information; Non-Competition: Discoveries.

     6.1 Confidential Information. Each of the Haimeses shall not, at any time for three (3) years during or following termination or expiration of the term of this Agreement, directly or indirectly, disclose, publish or disclose to any person, or appropriate, use or cause, permit or induce any person to appropriate use, any proprietary, secret or confidential information of NHTC and/or Health Wellness including, without limitation, knowledge or information relating to its discoveries, inventions, copyrights, trade secrets, business methods, the names or requirements of its customers or the prices, credit or other terms extended to is customers, all of which each of the Haimeses agrees are and will be of great value to NHTC and/or Health Wellness and shall at all times be kept confidential. Upon termination or expiration of this Agreement, each of the Haimeses shall promptly deliver or return to NHTC and/or Health Wellness all materials of a proprietary, secret or confidential nature relating to NHTC and/or Health Wellness together with any other property of NHTC and/or Health Wellness which may have therefore been delivered to or may then be in possession of each of the Haimeses.have therefore been delivered to or may then be in possession of each of the Haimeses.

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     6.2  Non-Competition.  During the term of Dr.  Haimes'  employment  and for three-year period thereafter, each of the Haimeses shall not, without the prior consent of NHTC and/or Health Wellness in each instance, directly or indirectly, in any manner or capacity whether for himself or any other person and whether as proprietor, principal, owner, shareholder, partner, investor, director, officer, employee, representative, distributor, consultant, independent contractor or otherwise, engage or have any interest in any entity which is engaged in any business or activity which competes, directly or indirectly, with any business or activity then or theretofore conducted or engaged in by NHTC and/or Health Wellness including any business within a radius of 10 miles from the Clinic at 7300 North Federal Highway, Boca Raton, Florida or a business which NHTC and/or Health Wellness then plans to engage in or conduct. Notwithstanding the foregoing, the Haimeses may at any time own in the aggregate as a passive (but not active) investment not more than 5% of the stock or other equity interest of any, publicly traded entity which so competes with NHTC and/or Health Wellness. Notwithstanding the foregoing, Dr. and Mrs. Haimes may maintain and work at their interests in the following: Wellness international (independent marketing distributor),Fitness for You, all endorsements and books, formula technologies (Utah projects). So long as the Stark Amendment or other similar law is applicable, Dr. Haimes shall not refer patients to Fitness For You.

     6.3 Discoveries etc. The Haimeses shall promptly disclose to NHTC and/or Health Wellness, or its nominee, any and all, and all knowledge of, designs inventions, discoveries and medical protocol conceived or made by the Haimeses during the term of this Agreement and related to the business or activities of NHTC and/or Health Wellness, and without further compensation, hereby assigns and agrees to execute any and all instruments of assignment hereafter necessary in order to assign all of their interests therein to NHTC and/or Health Wellness or its nominee. Whenever requested to do so by NHTC and/or Health Wellness, the Haimeses shall execute any and all applications, assignments and other instruments and documents which NHTC and Health Wellness may deem necessary to apply for and obtain letters patent in the United States or any foreign country or otherwise to protect NHTC and/or Health Wellness' interests therein.

     6.4 Reasonableness. Each of the Haimeses agree that each of the provisions of this Section 6 is reasonable and necessary for the protection of NHTC and/or Health Wellness; that each such provision is and is intended to be divisible; that if any such provision (including any sentence, clause or part) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to any one or more periods of time, areas or business activities, or any part thereof, the remaining provision shall not be affected but shall remain in full force and effect as to the other and remaining parts; and that any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Each of the parties further recognizes and agrees that any violation of any of his agreements would cause such damage or injury to the other party as would be irreparable and the exact amount of which would be impossible to ascertain and that, for such reason, among others, each party shall be entitled, as a matter of course, to injunctive relief from any court of competent jurisdiction restraining any further violation. Such right to injunctive relief shall be cumulative and in addition to, and not in limitation of, all other rights and remedies which each party may possess.

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

     6.5 Survival. The provisions of this Agreement shall survive the expiration or termination of this Agreement for any reason.


7. Miscellaneous. 7.1 Samantha Haimes is a lessee of a 1996 Mercedes Benz 320SL. NHTC has agreed to pay the unexpired portion of the lease on a monthly basis; which lease expires April 26, 1999. NHTC further agrees that it will endeavor to have Samantha Haimes removed from the lease thereby having no financial responsibility to Mercedes Benz Credit Corp. Samantha Haimes will deliver possession of the vehicle to NHTC upon the execution of this Agreement and NHTC shall indemnify Samantha Haimes for any loss resulting from its lease including costs and attorneys fees. I

     7.2 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given in personally delivered against receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to NHTC and/or Health Wellness, attention: Chairman, President or Secretary, and to the Haimeses, at their respective addresses set forth on the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall, be deemed to have been given on the day delivered, if personally delivered, or on the second day after the date of mailing if mailed.

     7.3 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successor and assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement and the obligations of each of the Haimeses under this Agreement may not be assigned or delegated.

     7.4 Governing Laws Severability. This Agreement shall be governed by and construed and enforced in accordance with the laws and decisions of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws. In addition to the provisions of paragraph 6.4 above, the invalidity or unenforceability of any other provision of this Agreement, or the application thereof to any person or circumstance, in any jurisdiction shall in no way impair, affect or prejudice the balance of this Agreement, which shall remain in full force and effect, or the application thereof to other persons and circumstance.

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     7.5 Entire Agreement:  Modification:  Waiver.  This Agreement  contains the entire  agreement  and  understanding  between the parties  with  respect to the
subject  matter  hereof  and  supersedes   all  prior   negotiations   and  oral
understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provisions, breach or default.

     7.6 Representations by Counsel. Each party acknowledges that they have been represented by counsel in connection with the negotiation and preparation of this Agreement Neal Heller represents that he is authorized to enter into this Agreement on behalf of NHTC and Health Wellness.

     7.7 Should Health Wellness fail to abide by the terms of this agreement in making the payment hereunder then in that event. NHTC shall pay same.

     7.8 Venue shall be in Palm Beach County, Florida.

     7.9 Prevailing party shall be entitled to attorneys fees and court costs arising from any litigation regarding this Agreement.

     7.10 Samantha Haimes shall be allowed to remove her personal property, personal effects, art work under the supervision of an employee of NHTC or Health Wellness within twelve (12) days from the date of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on January 2, 1997


                                             /s/ Leonard Haimes_________________
                                             LEONARD HAIMES, M.D.


                                             /s/ Samantha Haimes________________
                                             SAMANTHA HAIMES


                                             HEALTH WELLNESS
                                             NATIONWIDE CORP.

                                             By: /s/ Neal Heller________________
                                             Name: Neal Heller
                                             Title: President


                                             NATURAL HEALTH TRENDS CORP.

                                             By:/s/ Neal Heller_________________
                                             Name: Neal Heller
                                             Title: President


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